Prospectus Supplement No. 1 (to Prospectus Dated November 8, 2006)	Filed pursuant to Rule 424(b)(7) Registration No. 333-138513

$345,000,000
Brandywine Operating Partnership, L.P.
3.875% Exchangeable Guaranteed Notes due 2026
fully and unconditionally guaranteed by
Brandywine Realty Trust

          This prospectus supplement no. 1 supplements and amends the prospectus dated November 8, 2006 relating to the sale from time to time by the selling securityholders named in the prospectus and in this prospectus supplement of up to $345,000,000 aggregate principal amount of 3.875% Exchangeable Guaranteed Notes due 2026 of Brandywine Operating Partnership, L.P., and the common shares of beneficial interest of Brandywine Realty Trust, if any, issuable upon exchange of the notes.

          This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

          Common shares of beneficial interest of Brandywine Realty Trust are listed on the New York Stock Exchange under the symbol “BDN”. On December 6, 2006, the last reported sale price of common shares of beneficial interest of Brandywine Realty Trust on the New York Stock Exchange was $34.99 per share.

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          Investing in the notes involves risks. See ‘‘Risk Factors’’ beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 8, 2006

SELLING SECURITYHOLDERS

          The information appearing in the table below supplements and amends the information with respect to such selling securityholders in the table appearing under the heading “Selling Securityholders” in the prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholders on or prior to December 6, 2006. The number of Brandywine common shares issuable upon exchange of the notes shown in the table below represents the maximum number of Brandywine common shares issuable upon exchange of the notes assuming exchange of the full amount of notes held by each holder at the initial exchange rate of 25.4065 Brandywine common shares per $1,000 principal amounts of the notes. This exchange rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or Brandywine common shares issuable upon exchange of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or exchange all of the notes and sell all of the Brandywine common shares issuable upon exchange of the notes offered pursuant to this prospectus supplement and the prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which this prospectus supplement and the prospectus is a part. Because the selling securityholders may offer all or some of their notes or the underlying Brandywine common shares from time to time, we cannot estimate the amount of notes or underlying Brandywine common shares that will be held by the selling securityholders upon the termination of any particular offering. See ‘‘Plan of Distribution’’ in the prospectus for further information.

Name *	Aggregate Principal Amount of Notes Beneficially Owned That May be Sold ($)	Percentage of Notes Outstanding **	Number of Brandywine Common Shares That May be Sold ***	Other Brandywine Common Shares Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Outstanding Common Shares Beneficially Owned Following the Offering ****

Acuity Master Fund Ltd.	2,300,000	—	16,667	—	—
Bear, Stearns & Co. Inc. (1) (2)	4,500,000	1.30%	32,609	—	—
GLG Market Neutral Fund	10,000,000	2.90%	72,464	—	—
Highbridge International LLC	25,000,000	7.25%	181,159	—	—
Lehman Brothers Inc. (1)	15,000,000	4.35%	108,696	—	—
LDG Limited (3)	212,000	—	1,536	—	—
Lyxor/Acuity Fund Ltd. (4)	2,700,000	—	19,565
Magnetar Capital Master Fund, Ltd. (5)	10,000,000	2.90%	72,464	—	—
MSS Convertible Arbitrage I Fund (3)	67,000	—	486	—	—
PNC Equity Securities LLC	2,000,000	—	14,493	—	—
SuttonBrook Capital Portfolio LP	15,000,000	4.35%	108,696	—	—
Royal Bank of Canada	9,500,000	2.75%	68,841	—	—
TQA Master Fund Ltd. (3)	1,584,000	—	11,478	—	—
TQA Master Plus Fund Ltd. (3)	753,000	—	5,457	—	—
UBS Securities LLC	2,000,000	—	14,493	10,021	—
Zurich Institutional Benchmarks Master Fund, Ltd. (3)	384,000	—	2,783	—	—

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*	See ‘‘Plan of Distribution’’ in the prospectus.

**	Unless otherwise noted, none of these selling securityholders beneficially own 1% or more of the outstanding notes.

***	Represents an estimate of the maximum number of Brandywine common shares issuable upon exchange of all of the holder’s notes at the initial exchange rate of 25.4065 Brandywine common shares per $1,000 principal amount of the notes, or an estimated aggregate maximum of 2,500,000 Brandywine common shares issuable to all holders of the notes. This exchange rate is subject to adjustment as described under “Description of Notes – Exchange Rights” in the prospectus. The number of Brandywine common shares issuable upon exchange of the notes may change in the future as a result of adjustments to the exchange rate and the price of the Brandywine common shares at the time of the exchange of the notes.

****	Calculated based on Rule 13d-3 of the Exchange Act, using 88,299,917 Brandywine common shares outstanding as of December 6, 2006. In calculating these percentages for each holder of notes, we also treated as outstanding the estimated number of Brandywine common shares issuable upon exchange of that holder’s notes at the initial exchange rate. However, we did not assume the exchange of any other holder’s notes. Based on the 88,299,917 Brandywine common shares outstanding as of December 6, 2006, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Brandywine common shares following the sale of securities in the offering.

(1)	In October 2005, the selling securityholder acted as an initial purchaser of the securities offered by this prospectus supplement and the prospectus in a private placement. The selling securityholder received customary fees and commissions for this transaction.

(2)	The selling securityholder and its affiliates have performed various financial advisory and investment banking services for us from time to time. The selling securityholder has received customary fees and commissions for these transactions. The selling securityholder is presently a lender under our revolving credit facility. The selling securityholder has reported a short position in Brandywine common shares of 49,519 as of November 10, 2006.

(3)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, and DJ Langis.

(4)	The information with respect to this selling securityholder in this prospectus supplement supersedes the information provided with respect to this selling securityholder in the prospectus.

(5)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners, LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any securities deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these securities.